Exhibit 5.1

NextNav Inc.

11911 Freedom Drive, Ste. 200

Reston, VA 20190

March 17, 2026

Board of Directors

NextNav Inc.

11911 Freedom Drive, Ste. 200

Reston, VA 20190

Ladies and Gentlemen:

I am familiar with the proceedings taken and proposed to be taken by NextNav Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 5,836,259 shares of the Company’s common stock (the “Securities”) pursuant to the NextNav Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the NextNav Inc. 2021 Employee Stock Purchase Plan (the “ESPP” and, together with the Incentive Plan, the “Plans”). I have acted as counsel to the Company in connection with its preparation of a registration statement relating to that issuance on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Securities under the Securities Act of 1933, as amended. I have examined the above-mentioned documents, the Amended and Restated Certificate of Incorporation and Bylaws of the Company, the corporate minutes of the proceedings of the directors and stockholders of the Company, and all other records and documents of the Company as I have deemed necessary in order to express the opinions hereinafter set forth.

Based upon the foregoing, and assuming compliance with applicable federal and state securities laws, I am of the opinion that when the Securities are issued pursuant to the Plans, they will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement as having passed upon the legality of the Securities offered thereby on behalf of the Company.

Very truly yours,

NextNav Inc.

/s/ James Black

James Black

Senior Vice President, General Counsel and Secretary